Exhibit 99.1

ContraVir Pharmaceuticals to Present at 2018 BIO International Convention

EDISON, N.J., May 29, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV) announced today, that it will present at the 2018 Biotechnology Innovation Organization (BIO) International Convention being held June 4-7, 2018 in Boston, Massachusetts.

James Sapirstein, Chief Executive Officer of ContraVir, will provide an update on the company’s business during a live presentation and will be available to meet with investors and other companies registered to attend the conference. Interested parties may contact ContraVir through the BIO One-on-One Partnering™ System.

Event:	2018 BIO International Convention
Date:	Tuesday, June 5, 2018
Time:	3:00PM ET
Location:	Theater 3

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, designed to deliver high intrahepatic concentrations of TFV while minimizing off-target effects caused by high levels of circulating TFV (bone and kidney), recently completed a Phase 2a trial. CRV431, the other anti-HBV compound, is a next-generation cyclophilin inhibitor with a unique structure that increases its potency and selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg). For more information visit www.contravir.com

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; (732) 902-4028